Exhibit 4.33

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SOLARWINDOW TECHNOLOGIES, INC.

SolarWindow Technologies, Inc. (hereinafter referred to as the “Corporation”), a Corporation organized and existing under and by virtue of the laws of the State of Nevada, does hereby certify as follows:

1.       The current name of the Corporation is SolarWindow Technologies, Inc.

2.       The original Articles of Incorporation of the Corporation were filed in the Office of the Secretary of State on May 5, 1998 and were amended on December 2, 2008, and further amended on March 16, 2011 and were further amended on March 9, 2015.

3.       These Amended and Restated Articles of Incorporation have been duly approved, in lieu of a special meeting by the Board of Directors of the Corporation, on April 30, 2019, pursuant to a Unanimous Written Consent, and the Majority Stockholder via Written Consent on May 10, 2019, in accordance with the provisions of Sections 78.390 and 78.403 of the Nevada Revised Statutes.

4.       The provisions of the Articles of Incorporation of the Corporation as heretofore amended and/or supplemented are hereby restated, integrated and further amended to read in its entirety as follows:

ARTICLE 1

NAME

The name of the corporation is SolarWindow Technologies, Inc. (hereinafter, the “Corporation”).

ARTICLE 2

REGISTERED OFFICE AND REGISTERED AGENT

The Corporation’s registered agent and registered office location are as follows:

Name of Registered Agent:	Corporate Creations Network Inc.

Street Address:	8275 South Eastern Avenue, #200
Las Vegas, Nevada 89123

ARTICLE 3

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE 4

AUTHORIZATION TO ISSUE CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is 300,000,000 shares of Common Stock having a par value of $0.001 per share and 1,000,000 shares of Preferred Stock having a par value of $0.10 per share. All Common Stock of the Corporation shall be of the same class and shall have the same rights and preferences. The Corporation shall have authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the Corporation. Authority is hereby expressly granted to the Board of Directors from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Nevada Revised Statutes.

ARTICLE 5

GOVERNING BOARD

The members of the governing board of the Corporation shall be known as the Board of Directors. The number of directors comprising the Board of Directors shall be set forth in the bylaws of the Corporation.

ARTICLE 6

ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by a successor section, statute, or provision. No amendment to these Amended and Restated Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any provision of this Article 6 shall apply to or have any effect on any transaction involving acquisition of control by any person occurring prior to such amendment or repeal.

ARTICLE 7

COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Amended and Restated Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any provision of this Article 7 shall apply to or have any effect on any transaction with an interested stockholder occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 31st day of May, 2019.

SolarWindow Technologies, Inc.

By:
Name:	John A. Conklin
Title:	President, Chief Executive Officer and Director

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